July 26, 2024

Thomas Kalmbach
Chief Financial Officer
Globe Life Inc.
3700 South Stonebridge Drive
McKinney, TX 75070

       Re: Globe Life Inc.
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 001-08052
Dear Thomas Kalmbach:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance